Exhibit 10.7

EXECUTION VERSION

AMENDED AND RESTATED

SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

MODTECH HOLDINGS, INC.

SENIOR SUBORDINATED SECURED CONVERTIBLE NOTE

Issuance Date: August 5, 2005	Principal: U.S. $25,900,000

FOR VALUE RECEIVED, Modtech Holdings, Inc., a Delaware corporation (the “Company”), hereby promises to pay to AMPHORA LIMITED or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 7.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case, in accordance with the terms hereof). This Amended and Restated Senior Subordinated Secured Convertible Note (including all Senior Subordinated Secured Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) amends, supplements, modifies and completely restates the Senior Subordinated Secured Convertible Note, dated as of December 31, 2004 (the “Existing Note”), issued by the Company to the order of the Holder in the maximum principal amount of $25,000,000, but shall not, except as specifically amended hereby, constitute a release, satisfaction or novation of any of the obligations under the Existing Note or any other Transaction Document (as defined in the Securities Purchase Agreement, defined below). In addition to the Interest provided herein, the Company also promises to pay to the Holder on October 1, 2005 unpaid interest accrued under the Existing Note from July 1, 2005 to (and including) the Issuance Date of this Note, in the aggregate amount of [$                     ].1 This Note is the Senior Subordinated Secured Convertible Note issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and to the extent any principal amount of this Note is transferred, such other Senior Subordinated Secured Convertible Notes issued in connection with such transfer, the “Other Notes”). Certain capitalized terms used herein are defined in Section 31.

(1) MATURITY. On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest. The “Maturity Date” shall be December 31, 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears on the first day of each January, April, July and October during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being October 1, 2005. Interest shall be payable on each Interest Date in cash. Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i). From and after the occurrence of an Event of Default, the Interest Rate shall be increased to twelve and one-half percent (12.5%) (the “Default Rate”); provided, however, that the Interest Rate shall not increase to the Default Rate so long as, but only to the extent that, (a) such Event of Default results solely from the Company’s failure to satisfy or otherwise comply with any financial covenant in accordance with Section 15(e) hereof and (b) the lenders under the Current Credit Facility agree in writing to (i) waive each Event of Default under (and as defined in) the Current Credit Facility that results solely from the Company’s failure to satisfy or otherwise comply with any financial covenant in the Current Credit Facility that directly corresponds to such Section 15(e) financial covenant(s) and (ii) forbear in the exercise of any rights and remedies relating to such Event of Default under the Current Credit Facility. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to

[1]	To be provided, post-closing.

the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of Common Stock to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Common Stock issued upon conversion.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (such number of shares, the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made and (B) accrued and unpaid Interest with respect to such Principal.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination a price equal to the greater of (A) the product of (x) 115% and (y) the arithmetic average of the Weighted Average Price of the Common Stock on the five (5) Trading Days commencing with the First Trading Day after the Subscription Date and (B) $8.61, each subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Note in the case of its loss, theft or destruction) and (C) pay any transfer taxes or other applicable taxes or duties, if any, required in connection with the issuance of shares of Common Stock to a Person other than the Holder. On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each day of such Conversion Failure in an amount equal to 1.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Conversion Amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii)

promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock times (B) the Closing Bid Price on the Conversion Date.

(iii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal, Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 26.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any Other Notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-K, Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Notes.

(ii) Principal Market Regulation. The Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note, and the Holder of this Note shall not have the right to receive upon conversion of this Note any shares of Common Stock (and only such shares of Common Stock), if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Notes and Warrants without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion or exercise, as applicable, of Notes or Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Notes for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(iii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a permitted request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes (other than notice delivered by the Company in good faith in connection with a dispute that is being resolved in accordance with Section 26 as to the appropriate number of shares of Common Stock to be delivered upon conversion of the Notes so long as the Company timely delivers any shares not subject to such dispute and following the resolution of such dispute the Company delivers such appropriate number of shares to the Holder within two (2) days of such resolution);

(iv) if at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(v) the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments, premiums or other amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least three (3) Business Days after written notice thereof is delivered to the Company;

(vi) any acceleration prior to maturity of any Indebtedness (as defined in Section 3(s) of the Securities Purchase Agreement) in excess of $3,000,000 in the aggregate of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) other than with respect to any Other Notes;

(vii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(x) the Company breaches, in any material manner, any representation, warranty, covenant (other than the covenants set forth in Section 15 of this Note) or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least thirty (30) consecutive days after written notice thereof is delivered to the Company;

(xi) any breach or failure to comply with Section 15 of this Note; or

(xii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice, and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 13.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such holder and having similar ranking to the Notes, and satisfactory to the Required Holders, (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market and (iii) the consummation of such Fundamental Transaction shall not result in the Successor Entity’s failure to satisfy the financial covenants in Section 15(e) of this Note. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Note subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the product of the (i) Change of Control Premium multiplied by (ii) the greater of (x) the product of (I) the Conversion Amount being redeemed and (II) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately after the public announcement of such proposed Change of Control by (B) the Conversion Price, (y) the Conversion Amount being redeemed and (z) the product of (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the Common Stock upon consummation of the Fundamental Transaction and (II) the quotient determined by dividing (A) the Conversion Amount being redeemed by (B) the Conversion Price (the “Change of Control Redemption Price”). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 13 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(c) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares of stock or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 3.

(c) Change of Control Premium Upon Conversion. Upon any conversion of any Conversion Amount of this Note during the Change of Control Period, the Holder shall be entitled to receive on the applicable Conversion Date an amount in cash equal to (i) the product of (x) the Change of Control Premium and (y) the applicable Conversion Amount minus (ii) the applicable Conversion Amount.

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security or for which the Holder has a participation right pursuant to Section 18) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi) Until such time as the Company receives the Stockholder Approval, no adjustment pursuant to this Section 7(a) shall cause the Conversion Price to be less than $8.57 (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction) (the “Minimum Conversion Price”).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8) COMPANY’S RIGHT OF MANDATORY REDEMPTION.

(a) Mandatory Redemption. If at any time from and after December 31, 2007 (the “Mandatory Redemption Eligibility Date”), (i) the Weighted Average Price of the shares of Common Stock exceeds 175% of the Conversion Price as of December 31, 2004 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of any twenty (20) consecutive Trading Days following the Mandatory Redemption Eligibility Date (the “Mandatory Redemption Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder from and including the Mandatory Redemption Notice Date (as defined below) through and including the Mandatory Redemption Date (as defined below), the Company shall have the right to redeem all or any portion of the Conversion Amount then remaining under this Note as designated in the Mandatory Redemption Notice, as of the Mandatory Redemption Date (a “Mandatory Redemption”). The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the “Mandatory Redemption Price”) on the Mandatory Redemption Date (as defined below). The Company may exercise its right to require redemption under this Section 8(a) by delivering within not more than (2) Trading Days following the end of such Mandatory Redemption Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Notes and the Transfer Agent (the “Mandatory Redemption Notice” and the date all of the holders received such notice is referred to as the “Mandatory Redemption Notice Date”). The Company may deliver one Mandatory Redemption Notice hereunder and the Mandatory Redemption Notice shall be irrevocable. The Mandatory Redemption Notice shall state (A) the date on which the Mandatory Redemption shall occur (the “Mandatory Redemption Date”) which date shall be not less than thirty (30) days nor more than sixty (60) days after the Mandatory Redemption Notice Date, and (B) the aggregate Conversion Amount of the Notes which the Company has elected to be subject to Mandatory Redemption from all of the holders of the Notes pursuant to this Section 8 (and analogous provisions under the Other Notes) on the Mandatory Redemption Date; provided that the Company must redeem no less than $5,000,000 in Principal Amount in such Mandatory Redemption. All Conversion Amounts converted by the Holder after the Mandatory Redemption Notice Date shall reduce the Conversion Amount of this Note required to be redeemed on the Mandatory Redemption Date. Redemptions made pursuant to this Section 8 shall be made in accordance with Section 13.

(b) Pro Rata Redemption Requirement. If the Company elects to cause a Mandatory Redemption pursuant to Section 8(a), then it must simultaneously take the same action with respect to the Other Notes. If the Company elects to cause an Optional Redemption pursuant to Section 8(a) (or similar provisions under the Other Notes) with respect to less than all of the Conversion Amounts of the Notes then outstanding, then the Company shall require redemption of a Conversion Amount from each of the holders of the Notes equal to the product of (i) the aggregate Conversion Amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 8(a), multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate initial principal amount of the Notes purchased by such holder and the denominator of which is the sum of the aggregate initial principal amount of the Notes purchased by all holders (such fraction with respect to each holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”). In the event that the initial holder of any Notes shall sell or otherwise transfer any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Conversion Allocation Percentage and Redemption Allocation Percentage.

(c) Mandatory Redemption After December 31, 2006. If at any time from and after December 31, 2006 and prior to December 31, 2007, the Weighted Average Price of the shares of Common Stock exceeds 200% of the Conversion Price as of December 31, 2004 (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of any twenty (20) consecutive Trading Days following December 31, 2006, the Holder and the holders of the Other Notes discuss with the Company, in good faith, the amendment of this Note and the Other Notes to provide the Company with a right to redeem the Notes at a redemption price not greater than 116% of the Conversion Amount being redeemed. Any such amendment to the Notes shall be made in accordance with the terms of Section 19.

(9) HOLDER’S RIGHT OF OPTIONAL REDEMPTION.

(a) The Holder shall have the right, in its sole discretion to require that the Company redeem a portion of this Note (a “Holder Optional Redemption”) by delivering written notice thereof (a “Holder Optional Redemption Notice” and, collectively with the Event of Default Redemption Notice, the Change of Control Redemption Notice and the Mandatory Redemption Notice, the “Redemption Notices” and each a “Redemption Notice”) to the Company no later than twenty (20) Trading Days prior to any Optional Redemption Date. The Holder Optional Redemption Notice shall indicate the Conversion Amount the Holder is electing to have redeemed on such Optional Redemption Date (the “Holder Optional Redemption Amount”); provided, however, that such Holder Optional Redemption Amount indicated shall not exceed the applicable Optional Redemption Amount. The portion of this Note subject to redemption pursuant to this Section 9(a) shall be redeemed by the Company in cash at a price equal to the Conversion Amount being redeemed (the “Holder Optional Redemption Price” and, collectively with the Event of Default Redemption Price, the Change of Control Redemption Price and the Mandatory Redemption Price, the “Redemption Prices” and, each a “Redemption Price”); provided, however, that, only with respect to the First Optional Redemption Date and the Second Optional Redemption Date, in the event the Company is prohibited by the terms of the Current Credit Facility and/or the Intercreditor Agreement to redeem in cash (and the Company has not otherwise received any necessary consent of the requisite parties thereunder to take such action) all or any portion of the Holder Optional Redemption Amount (such amount not able to be redeemed, the “Optional Redemption Shortfall Amount”), the Company may, at its option, and so long as the Equity Conditions shall have been satisfied (or waived in writing by the Holder) during the period from and including the Company Conversion Notice Due Date through and including the applicable Optional Redemption Date, satisfy its obligations under this Section 9 with respect to the redemption of all or any portion of such Optional Redemption Shortfall Amount by delivery of shares of Common Stock to the Holder (the “Company Conversion Option”). If the Company exercises the Company Conversion Option, it shall deliver to the Holder an irrevocable notice no later than fifteen (15) Trading Days prior to the applicable Optional Redemption Date (the “Company Conversion Notice Due Date”) stating (A) that the Company is exercising such conversion option and (B) the portion of the Optional Redemption Shortfall Amount that is the subject of the Company Conversion Option (the “Company Conversion Amount”). On the day immediately following the last day of the Company Conversion Measuring Period, the Company shall provide notice to the Holder of the applicable Company Conversion Price. Any Company Conversion Amount shall be converted as of the applicable Optional Redemption Date by dividing such Company Conversion Amount by the Company Conversion Price.

(b) In the event there is an Optional Redemption Shortfall Amount and the Equity Conditions shall not have been satisfied as required (or waived), the Holder may, at its option, require the Company to redeem all or any portion of the Optional Redemption Shortfall Amount (such amount, the “Holder Optional Conversion Amount”) on the applicable Optional Redemption Date by delivering shares of Common Stock to the Holder (the “Holder Optional Conversion Option”). The Holder shall state in each Holder Optional Redemption Notice delivered at any time when the Holder is electing the Holder Optional Conversion Option whether such Holder will exercise the Holder Optional Conversion Option in the event there is an Optional Redemption Shortfall Amount. Any Holder Optional Conversion Amount shall be converted as of the applicable Optional Redemption Date by dividing such Holder Optional Conversion Amount by the Minimum Conversion Price.

(c) Redemptions required by this Section 9 shall be made in accordance with the provisions of Section 13 and any conversions required by this Section upon election by the Company of the Company Conversion Option or the Holder of the Holder Optional Conversion Option shall be made in accordance with the provisions of Section 3(c). Notwithstanding anything to the contrary in this Section 9, but subject to Section 3(d), until the Holder receives the Redemption Price and/or the shares deliverable in connection with any Company Conversion Amount or Holder Optional Conversion Amount, the Holder Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Holder Optional Redemption Amount in the manner set forth by the Holder in the applicable Conversion Notice.

(10) SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents (as defined in the Securities Purchase Agreement).

(11) NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(12) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than seventy-five (75) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(13) HOLDER’S REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price or Holder Optional Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice or the Holder Optional Redemption Notice, as the case may be. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the Mandatory Redemption Price to the Holder on the Mandatory Redemption Date. In the event of a redemption of less than all of the Conversion Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 21(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 9 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(14) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(15) COVENANTS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Senior Indebtedness (subject to the terms of Section 16 hereof).

(b) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.

(c) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d) Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than the Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e) Financial Covenants. On and after July 1, 2005, the Company shall satisfy or otherwise comply with each of the financial covenants set forth in the Exhibit II hereto in each Fiscal Quarter. The Company shall (i) provide to the Holder a certificate certifying compliance with these financial covenants, contemporaneously with the delivery of any similar compliance certificate the Company is required to provide to the lenders or designated agent under the Current Credit Facility, and (ii) prior to or simultaneously with the delivery to the Holder of any such compliance certificate stating that the Company has failed to satisfy any financial covenant hereunder, publicly disclose such failure.

(16) SUBORDINATION TO SENIOR INDEBTEDNESS.

(a) Subordination. The indebtedness represented by this Note and the payment of any Principal, Interest, redemption amount, liquidated damages, fees, expenses or any other amounts in respect of this Note (collectively, the “Subordinated Indebtedness”) is hereby expressly made subordinate and junior and subject in right of payment (to the extent expressly set forth in Section 16(b) hereof) to the prior payment in full of all Senior Indebtedness of the Company now outstanding or hereinafter incurred.

(b) Payment upon Dissolution, Etc. In the event of any bankruptcy, insolvency, reorganization, receivership, composition, assignment for benefit of creditors or other similar proceeding initiated by or against the Company or any dissolution or winding up or total or partial liquidation or reorganization in bankruptcy of the Company (each, a “Proceeding”), all principal and interest due upon any Senior Indebtedness shall first be paid in full before the Holder shall be entitled to receive or, if received, to retain any payment or distribution on account of this Note and, during the continuance of any such Proceeding, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holder would be entitled with respect to any Subordinated Indebtedness but for the provisions of this Section 16 shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holder who shall have received such payment or distribution, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of such Senior Indebtedness held by such holder) or their representatives to the extent necessary to pay all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Holder or any holders of the Notes; provided, however, that notwithstanding anything to the contrary, in any event the Holder shall be entitled to receive and retain any and all Junior Securities (as defined below).

(c) Certain Rights. Nothing contained in this Section 16 or elsewhere in this Note or any other Transaction Document, is intended to or shall impair, as among the Company, its creditors including the holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Note in accordance herewith.

(d) Rights of Holders Unimpaired. The provisions of this Section 16 are and are intended solely for the purposes of defining the relative rights of the Holder and the holders of Senior Indebtedness and nothing in this Section 16 shall impair, as between the Company and the Holder, the obligation of the Company, which is unconditional and absolute, to pay to the Holder the Principal hereof (and premium, if any), accrued Interest hereon and all other Subordinated Indebtedness payable hereunder, all in accordance with the terms of this Note.

(e) Junior Securities. As used herein, “Junior Securities” means debt or equity securities of the Company as reorganized or readjusted, or debt or equity securities of the Company or any other Person provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a Proceeding under any applicable law, so long as in the case of debt securities, such Junior Securities are subordinated in right of payment to all Senior Indebtedness and to whatever is issued to the holders of the Senior Indebtedness on account of the Senior Indebtedness, to the same extent as, or to a greater extent than, the Subordinated Indebtedness is so subordinated as provided for herein.

(17) REDUCTION OF LETTER OF CREDIT AMOUNT. The Letter of Credit Amount shall be reduced by $5,000,000 or, solely as to the First Optional Redemption Date in the event an EBITDA Reduction (as defined below) has occurred, $1,700,000, if on any Optional Redemption Date either (a) the holders of the Notes exercise the Holder Optional Redemption on an Optional Redemption Date for the Aggregate Optional Redemption Amount or (b) (i) if the Holder Optional Redemption has not been fully exercised by each Holder on any

Optional Redemption Date and (ii) (x) on the First Optional Redemption Date, the Company has been Profitable for two (2) Calendar Quarters prior to such First Optional Redemption Date, (y) on the Second Optional Redemption Date, the Company has been Profitable for two (2) Calendar Quarters during the period beginning after the First Optional Redemption Date through the Second Optional Redemption Date, or (z) on the Third Optional Redemption Date, the Company has been Profitable for one (1) Calendar Quarter during the period beginning after the Second Optional Redemption Date through the Third Optional Redemption Date (each of the foregoing (x), (y) and (z), a “Profitability Target”). In the event that the holders of the Notes exercise the Holder Optional Redemption for less than the Aggregate Optional Redemption Amount on any Optional Redemption Date and the Profitability Target for such Optional Redemption Date has not been met, the Letter of Credit Amount shall be reduced by an amount equal to the product of (1) $5,000,000 or solely as to the First Optional Redemption Date in the event of an EBITDA Reduction (as defined below) has occurred, $1,700,000, multiplied by (2) a fraction (A) the numerator of which is the aggregate Conversion Amount redeemed by all holders on such Optional Redemption Date and (B) the denominator of which is the Aggregate Optional Redemption Amount. In addition, in the event that the Company’s EBITDA for any twelve (12) month period reported by the Company in a Form 10-Q, Form 10-K and Form 8-K filed from and after the Issuance Date and immediately prior to the First Optional Redemption Date is equal to or greater than $18,000,000, then the Letter of Credit Amount shall be immediately reduced by $3,330,000 (an “EBITDA Reduction”).

(18) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(19) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. Any change or amendment so approved shall be binding upon all existing and future holders of this Note and any Other Notes.

(20) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(21) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 21(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with

Section 21(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 21(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 21(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 21(a) or Section 21(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal of this Note, from the Issuance Date.

(22) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(23) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(24) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(25) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(26) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall use its reasonable best efforts to cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. The Company shall not be required to pay any penalty payments hereunder solely relating to the matter and the amount in dispute during the pendency of any bona fide, good faith dispute hereunder as to such matter.

(27) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(28) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(29) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(30) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(31) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Aggregate Optional Redemption Amount” means (i) with respect to the First Optional Redemption Date, $8,333,333.33, (ii) with respect to the Second Optional Redemption Date, $9,233,333.33 and (iii) with respect to the Third Optional Redemption Date, $8,333,333.34.

(b) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(f) “Change of Control” means any Fundamental Transaction other than (A) a Fundamental Transaction in which holders of the Company’s voting power immediately prior to the Fundamental Transaction continue after the Fundamental Transaction to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(g) “Change of Control Premium” means (i) from December 31, 2004 until the eighteen (18) month anniversary thereof, 120%, (ii) from the eighteen (18) month anniversary of December 31, 2004 until the forty-second (42) month anniversary thereof, 115% and (iii) from the forty-second (42) month anniversary of December 31, 2004 until the Maturity Date, 110%.

(h) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(i) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(j) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Notes and the Warrants.

(k) “Company Conversion Price” means, as of any date of determination, that price which shall be computed as 95% of the arithmetic average of the Weighted Average Price of the Common Stock during each of the ten (10) consecutive Trading Days of the ten (10) Trading Day period commencing three (3) Trading Days after the Company Conversion Notice Due Date (such period, the “Company Conversion Measuring Period”).

(l) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(m) “Current Credit Facility” means the Financing Agreement, dated as of February 25, 2005, among the Company, as borrower, the lenders from time to time party thereto and Fortress Credit Corp., as collateral agent and administrative agent, together with any amendments, restatements, renewals, refundings, refinancings or other extensions thereof.

(n) “EBITDA” means with respect to any Person for any applicable period, the Net Income of such Person and its subsidiaries for such period, plus without duplication, the sum of the following amounts of such Person and its subsidiaries for such period and to the extent deducted in determining Net Income of such Persons for such period: (i) Net Interest Expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense.

(o) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc, the American Stock Exchange or The Nasdaq SmallCap Market.

(p) “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) months prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on an Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Company shall have delivered Conversion Shares upon conversion of the Notes and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(c)(ii) hereof (and analogous provisions under the Other Notes) and Sections 2(a) of the Warrants; (iv) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (v) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) an Event of Default or an event that with the passage of time or giving of notice would constitute an Event of Default; (vi) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (vii) the Stockholder Approval (as defined in the Securities Purchase Agreement) shall have been obtained; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(q) “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Notes or the exercise of the Warrants; (iii) pursuant to a bona fide firm commitment underwritten public offering at a price per share of Common Stock not less than the Conversion Price in effect at the time of such offering with a nationally recognized underwriter which generates net proceeds to the Company of at least $20,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”) (iv) in connection with any acquisition by the Company, whether through an acquisition of stock or a merger of any business, assets or technologies the primary purpose of which is not to raise equity capital in an amount not to exceed, in the aggregate twenty percent (20%) of the outstanding shares of Common Stock in any twelve (12) month period; and (v) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date.

(r) “First Optional Redemption Date” means June 30, 2006.

(s) “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year that ends on December 31, or such other fiscal quarter adopted by the Company for financial reporting purposes in accordance with GAAP.

(t) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be subject to an offer from another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) whereby such other Person or group acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock.

(u) “GAAP” means United States generally accepted accounting principles, consistently applied.

(v) “Intercreditor Agreement” means that certain intercreditor agreement dated as of the date hereof by the Company, Wells Fargo Bank, National Association, as first lien collateral agent, and Amphora Limited, as second lien collateral agent.

(w) “Letter of Credit Amount” means the amount of the letter of credit issued in favor the Senior Agent (as defined in the Securities Purchase Agreement), which amount shall initially be $10,000,000, which amount may be reduced pursuant to Section 17 hereof.

(x) “Net Income” means, with respect to any Person for any applicable period, the net income (loss) of such Person for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Net Income (without duplication): (i) any extraordinary or non recurring gains or losses or gains, (ii) restructuring charges, (iii) effects of discontinued operations, and (iv) interest income.

(y) “Net Interest Expense” means, with respect to any Person for any applicable period, gross interest expense of such Person for such period determined on a non-consolidated basis and in accordance with generally accepted accounting principles, (including, without limitation, interest expense paid to affiliates of such Person), less (i) gains for such period on hedging agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (x) losses for such period on hedging agreements (to the extent not included in gross interest expense) and (y) the upfront costs or fees for such period associated with hedging agreements (to the extent not included in gross interest expense), in each case, determined on a non-consolidated basis and in accordance with GAAP.

(z) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(aa) “Optional Redemption Amount” means, with respect to any Holder, for any Holder Optional Redemption occurring on an Optional Redemption Date, (i) with respect to the First Optional Redemption Date, 32% of the Principal amount of this Note on the Issuance Date (or such portion of such 32% of the Principal as may be designated in the case of a transfer of this Note) plus accrued and unpaid Interest on such Principal, (ii) with respect to the Second Optional Redemption Date, 36% of the Principal amount of this Note on the Issuance Date (or such portion of such 36% of the Principal as may be designated in the case of a transfer of this Note) plus accrued and unpaid Interest on such Principal and (iii) with respect to the Third Optional Redemption Date, 32% of the Principal amount of this Note on the Issuance Date (or such portion of such 32% of the Principal as may be designated in the case of a transfer of this Note) plus accrued and unpaid Interest on such Principal.

(bb) “Optional Redemption Date” means any of the First Optional Redemption Date, the Second Optional Redemption Date and the Third Optional Redemption Date.

(cc) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(dd) “Permitted Indebtedness” means (A) Senior Indebtedness and (B) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until 91 days after the Maturity Date or later and (2) total interest and fees at a rate in excess of seven percent (7%) per annum.

(ee) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) any Lien incurred to secure Senior Indebtedness and (v) Liens securing the Company’s obligations under the Notes.

(ff) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(gg) “Principal Market” means the Nasdaq National Market.

(hh) “Profitable” means, with respect to any Person for any applicable period, such Person having positive Net Income for such period

(ii) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vi) and (ix) - (xii), 110% or (ii) in the case of the Events of Default described in Section 4(a)(vii) - (viii), 100%.

(jj) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes and exercise of the Warrants.

(kk) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(ll) “SEC” means the United States Securities and Exchange Commission.

(mm) “Second Optional Redemption Date” means June 30, 2007.

(nn) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(oo) “Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company under or in connection with the Current Credit Facility provided, however, that (1) the aggregate amount of such Senior Indebtedness (taking into account the maximum amounts which may be advanced, including pursuant to any letters of credit, under the loan documents evidencing such Senior Indebtedness) does not as of the date on which such Senior Indebtedness is incurred exceed $57,000,000 and (2) such Senior Indebtedness affirmatively provides that it will at no time, respective of the base rate used, bear a rate of interest per annum (including commitment and similar per annum fees) in excess of LIBOR plus nine and one half percent (9.5%) per annum.

(pp) “Subscription Date” means December 30, 2004.

(qq) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(rr) “Third Optional Redemption Date” means June 30, 2008.

(ss) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(tt) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(uu) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(vv) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.

If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 26. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

MODTECH HOLDINGS, INC.

By:	/s/ DENNIS SHOGREN
Name: Dennis Shogren
Title: Chief Financial Officer

EXHIBIT I

MODTECH HOLDINGS, INC.

CONVERSION NOTICE

Reference is made to the Senior Subordinated Secured Convertible Note (the “Note”) issued to the undersigned by Modtech Holdings, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $.01 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion: ___________________________________________________________________________

Aggregate Conversion Amount to be converted: _____________________________________________________

Please confirm the following information:

Conversion Price: _____________________________________________________________________________

Number of shares of Common Stock to be issued: ___________________________________________________

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:	____________________________________________________________________________________

____________________________________________________________________________________

____________________________________________________________________________________

Facsimile Number: ____________________________________________________________________________

Authorization: ________________________________________________________________________________

By: ____________________________________________________________________________________

Title: _______________________________________________________________________________

Dated: __________________________________________________________________________________________

Account Number: _____________________________________________________________________________

  (if electronic book entry transfer)

Transaction Code Number: _____________________________________________________________________

  (if electronic book entry transfer)

ACKNOWLEDGMENT

Delivery Via DWAC

[Company Letterhead]

Date:

Via Fax: [201-296-4491] only

Mellon Investor Services LLC

DWAC Dept

85 Challenger Road, Overpeck Center

Ridgefield Park NJ 07660

Re: DWAC Issuance 001-751-60783C10	Control No. 2005-

Ladies and Gentlemen:

You are hereby authorized to issue and deliver the shares of Common Stock as indicated below via DWAC. The shares are being issued to cover the conversion of Amended and Restated Senior Subordinated Secured Convertible Notes under the Securities Purchase Agreement, dated as of December 30, 2004.

Number of Shares:	______________________________

______ Original Issue or

______ Transfer from Treasury Account

Broker Name:	______________________________

Broker’s DTC Number:	______________________________

Contact and Phone:	______________________________

The broker will initiate the DWAC transaction on (date).

Sincerely,

[Company Contact Name]
[Title]

cc: Broker

ACKNOWLEDGMENT

Form for Physical Certificate

[Company Letterhead]

Via Fax: [201-296-4279] only

Mellon Investor Services LLC

Stock Option Dept

85 Challenger Road, Overpeck Center

Ridgefield Park NJ 07660

Re: Option Issuance 001-751-60783C10	Control No. 2005-

Ladies and Gentlemen:

You are hereby authorized to issue and deliver the shares of Common Stock as indicated below via Physical certificate. The shares are being issued to cover the conversion of Senior Subordinated Secured Convertible Notes under the Securities Purchase Agreement, dated as of December 30, 2004:

Date of Certificate:	______________________________

Number of Shares:	______________________________

Optionee Name:	______________________________
Social Security Number:	______________________________

Restricted Shares:	☐ NO ☐ YES (see attached legend to be affixed to certificate)

Name on Certificate:	______________________________
Mailing Address	______________________________
for Certificates:	______________________________
______________________________

Method of Delivery:	______________________________

Please call [Company contact & Phone # ] if you have any questions. Thank you for your assistance.

Very truly yours,

[Company Contact Name]
[Title]

EXHIBIT II

FINANCIAL COVENANTS

So long as any principal of or interest on this Note (whether or not due) shall remain unpaid or outstanding, the Company shall not:

(a) Minimum EBITDA. Permit Consolidated EBITDA of the Company for the Fiscal Quarter ending on the last day of the month set forth below to be less than the amount set forth opposite such date:

Fiscal Quarter Ending:	Minimum Consolidated EBITDA:
September 30, 2005	$8,361,000
December 31, 2005	$12,717,000
March 31, 2006	$16,308,000
June 30, 2006	$18,297,000
September 30, 2006	$21,240,000
December 31, 2006	$22,837,500
March 31, 2007	$23,017,500
June 30, 2007	$26,055,000
September 30, 2007	$26,550,000
December 31, 2007 and each Fiscal Quarter end thereafter	$26,820,000

(b) Senior Secured Leverage Ratio. Permit for the Fiscal Quarter ending on the last day of the month set forth below the Senior Secured Leverage Ratio to be greater than the ratio set forth opposite such period:

Fiscal Quarter Ending:	Senior Secured Leverage Ratio:
September 30, 2005	1.10:1.00
December 31, 2005	1.10:1.00
March 31, 2006	1.10:1.00
June 30, 2006	1.10:1.00
September 30, 2006	1.10:1.00
December 31, 2006	0.605:1.00
March 31, 2007	0.825:1.00
June 30, 2007	0.77:1.00
September 30, 2007	0.66:1.00
December 31, 2007 and each Fiscal Quarter end thereafter	0.385:1.00

(c) Excess Availability. Permit at any time Availability plus Qualified Cash to be less than $2,700,000.

(d) Consolidated Fixed Charge Coverage Ratio. Permit at the end of each Fiscal Quarter set forth below the Consolidated Fixed Charge Coverage Ratio for such Fiscal Quarter then ended to be less than the ratio set forth opposite such period:

Fiscal Quarter Ending:	Fixed Charge Coverage Ratio:
September 30, 2005	1.575:1.00
December 31, 2005 and each Fiscal Quarter end thereafter	1.575:1.00

Capitalized terms used in this Exhibit II and not otherwise define in this Note shall have the respective meanings ascribed to them in the Current Credit Facility, as in effect on the Issuance Date of this Note.

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